Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hecla Mining Company
Coeur d’Alene, Idaho

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-126362), Form S-4 (No. 333-130682) and Form S-8 (File No. 333-96995, 33-60095 and 33-60099) of Hecla Mining Company of our reports dated February 23, 2006, relating to the consolidated financial statements, and the effectiveness of Hecla Mining Company’s internal control over financial reporting, which appears in this Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP
Spokane, Washington

March 10, 2006